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Exhibit 10.30



                          CONSULTING RETAINER AGREEMENT


                                     Between

                                ROBERT B. LOUTHAN
                           Dba RBL management Sciences

                                       And

                                ESOFT CORPORATION




   This Agreement defines the terms and conditions of the Consulting Retainer
     Agreement between the above named parties, and it defines the related tasks, deliverables and objectives to be undertaken by R. B. Louthan.


Task Descriptions:

Task #1:

Serve as a Member of the Board of Directors of eSoft.

Task #2:

Formulate, in conjunction with eSoft personnel, a Strategic Partner Offer Package and Prospect List . The Prospect List is to be comprised of applicable firms who are candidates to resell and/or license eSoft products, and the Offer Package is to contain:

         a)    A detailed product description
         b)    A competitive analysis
         c)    A market analysis
         d)    An ROI analysis for the strategic partner candidate.
         e) Strategic Partner candidate benefits such as incremental revenue, gross margins, strategic small office LAN market opportunities, attainment of internet market image, etc.
         f)    Financial terms and conditions.


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                    CONSULTING RETAINER AGREEMENT, CONTINUED

Additionally, as a part of Task #2, assist in the recruiting of eSoft sales staff, corporate executives, and additional Board members.

Task #3:

Initiate executive contact with certain of these Target Companies to qualify and sell them on becoming an eSoft Strategic Partner(s) and/or eSoft reseller. The objective is to consummate orders and/or agreements incorporating as much initial cash payment to eSoft as possible.

For these tasks you will be responsible to and report directly to the undersigned, but you will also interface with other eSoft senior employees on an as needed basis.

Duration of Retainer:  Twelve (12) Months.

Estimate of Labor to be Expended:

         A. Labor:         Task #1: As required to attend and participate in
                           eSoft Board meetings, including minor preparation time.

                           Task #2: Up to ten (10) man-days through December 31, 1997.

                           Task #3: As required, and as agreed to from time to time by eSoft executive management and/or the undersigned.

Compensation:

         A. For All Tasks: Cash Compensation of $1,200.00 per Man-day of cumulative labor expended on each Task. A Man-day is equal to eight
            (8) or more hours in a single calendar day. Partial days will be pro-rated.

         B. For Task #1: A fully vested Stock Option for 25,000 shares of eSoft stock at a Strike Price of $1.00 per share, exercisable for up to five (5) years from the date of grant, or until termination as a Director, whichever occurs earlier.

         C. For Task #3: Incentive Cash Commission equal to Two and One Half Percent ( 2-1/2%) of the Net, Firm, Non-cancelable Order Value of any eSoft-acceptable order(s) or agreement(s), or $15,000.00, whichever is greater, resulting from the task efforts, provided said orders or agreements, and the calculation of Net Order Value, meet the following order criteria:



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                    CONSULTING RETAINER AGREEMENT, CONTINUED


              Qualifying Orders must meet all of the following criteria:

                  a) Be from mutually agreed upon accounts with eSoft, and

                  b) Be received by eSoft prior to three (3) months following the termination of Task #3 of this Retainer Agreement, and

                  c) Have customer payment(s) specified to be due and payable within three years of the order date.

         D. Stock Option Related to Task #3: You will be granted a Stock Option for 25,000 shares of eSoft Corporation Common Stock, or for 10 shares for every $1,000.00 of total committed net order value, whichever is greater, for each Strategic Alliance/Reseller Qualifying Order or Agreement. The Strike Price of such Options will be equal to the market value of eSoft stock on the day of grant.

Payment Terms:

Consulting fees will be invoiced monthly (accompanied by a detailed time log), and are due within fifteen (15) days of invoice. Cash commissions, and the grant of stock options, are due within thirty (30) days of eSoft order acceptance (Task #3), and upon appointment to the Board of Directors (Task #1).

Expenses.

Actual and reasonable travel, phone and per diem expenses will be reimbursed in accordance with the Company policy for pre-approved business travel.

Associated Understandings:

Work to be conducted primarily from your home. eSoft will provide supporting materials such as demonstration equipment, collateral materials, stationery, and a VoiceMail and E-mail mailbox. Work is to begin as soon as possible.

Termination:

This Retainer Agreement in its entirety, or any individual Task contained therein, may be terminated by either party with written notice. It may be extended by agreement of both parties.

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                    CONSULTING RETAINER AGREEMENT, CONTINUED



Independent Contractor:

It is agreed that you will remain an independent contractor and are not an employee of eSoft. Therefore, you are responsible for payment of all applicable payroll taxes, and you are not entitled to any eSoft employee benefits.


We look forward to a productive relationship.

     For

         ESOFT CORPORATION



                                    Date:
         -----------------------          ----------
         Name & Title



                                    ACCEPTED:

                                                                 Date:
                                    ------------------------           ---------
                                    Robert B. Louthan